UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report – January 30, 2013

(Date of earliest event reported)

PENN NATIONAL GAMING, INC.

 (Exact name of registrant as specified in its charter)

Pennsylvania	0-24206	23-2234473
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification
Number)

825 Berkshire Blvd., Suite 200, Wyomissing Professional Center, Wyomissing, PA 19610

(Address of principal executive offices)              (Zip Code)

Area Code (610) 373-2400

(Registrant’s telephone number)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 to Form 8-K):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.             Other Events.

On January 30, 2013, Penn National Gaming, Inc. (the “Company”) entered into an agreement with Centerbridge Capital Partners, L.P., Centerbridge Capital Partners Strategic, L.P. and Centerbridge Capital Partners SBS, L.P. (collectively “Centerbridge”) to repurchase all of the 2,300 outstanding shares of the Company’s Series B Redeemable Preferred Stock (“Series B”) owned by Centerbridge for $230 million.  The Company agreed to the repurchase of the Centerbridge Series B shares in contemplation of its announced intent to pursue a series of transactions whereby the Company would contribute a majority of its real property assets to a newly formed company and then distribute all of the common stock of such newly formed property company to the Company’s shareholders (the “Spin-Off”).  The closing of the repurchase of the Centerbridge Series B shares would occur two business days prior to the record date, if any, established by the Company’s Board of Directors for determining shareholders of record for the special dividend to effect the Spin-Off.

Also, on February 4, 2013, the Company repurchased all of the 225 outstanding shares of Series B owned by WF Investment Holdings, LLC (formerly Wachovia Investment Holdings, LLC) for $22,275,000, representing a $225,000 discount to the $22,500,000 paid by Wachovia Investment Holdings, LLC in July 2008.

The Company’s agreement to repurchase all of the Series B shares owned by Centerbridge, the repurchase of the WF Investment Holdings, LLC Series B shares and the previously announced entry into an Exchange Agreement with an affiliate of Fortress Investment Group LLC together will result in the repurchase or exchange of all of the Company’s Series B shares prior to the Spin-Off.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: February 5, 2013	PENN NATIONAL GAMING, INC.

	By:	/s/ Robert S. Ippolito
Robert S. Ippolito
Vice President, Secretary and Treasurer